UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 30, 2010

Technitrol, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05375

PA	23-1292472
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1210 Northbrook Drive, Suite 470, Trevose, PA 19053
(Address of principal executive offices, including zip code)

(215) 942-8400
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01	Entry into a Material Definitive Agreement.

On July 30, 2010, Technitrol entered into a Sale and Purchase Agreement to sell the remaining operations of its Electrical Contact Products Group (AMI Doduco) to Tinicum Capital Partners II, L.P. and its affiliates.  The sale price is approximately EUR 33.0 million in cash, subject to normal working capital and other financial adjustments.  As previously disclosed, the disposition of this business will result in the acceleration of certain retirement plan benefits under the remaining portion of the Technitrol, Inc. Supplemental Retirement Plan (the “Pre-409A Plan”).  Proceeds from the divestiture net of the Pre-409A Plan obligations, attorneys and advisors fees, and other related costs will be used to reduce Technitrol's outstanding bank debt.  The Sale and Purchase Agreement contains customary covenants, representations, warranties and indemnification provisions.  Consummation of the transaction is subject to antitrust clearances, no material adverse effect occurring, bank releases and certain other closing conditions.  The parties expect the transaction to close in September 2010.

The foregoing summary is not complete and is qualified in its entirety by reference to the full text of the Sale and Purchase Agreement attached hereto as Exhibit 2.2 which is incorporated herein by reference.  Investors in Technitrol and other persons not party to the Sale and Purchase Agreement should not rely for any purpose on the covenants, representations or warranties made therein, or consider them as statements of fact or as representing the current state of Technitrol’s affairs.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2010, Daniel M. Moloney notified Technitrol’s board of directors (the “Board”) that he is resigning from his position as President and Chief Executive Officer effective August 1, 2010.  Mr. Moloney will continue to serve as a director of Technitrol.

In response to Mr. Moloney’s resignation, on July 31, 2010, the Board appointed Drew A. Moyer, Technitrol’s current Senior Vice President and Chief Financial Officer, to the additional positions of interim President and Chief Executive Officer, effective August 1, 2010.  Mr. Moyer will continue to serve as Technitrol’s Chief Financial Officer.

Mr. Moyer and Technitrol are parties to an Employment Agreement dated July 23, 2008 (the “Employment Agreement”) which sets forth the terms and conditions of Mr. Moyer’s compensation for service as Technitrol’s Senior Vice President and Chief Financial Officer (“Existing Compensation”).  The Employment Agreement has been described in, and is attached as an exhibit to, Technitrol’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 30, 2008 (the “2008 Form 8-K”) and the Existing Compensation is further described in Technitrol’s definitive proxy statement for the shareholders’ annual meeting held on May 19, 2010, filed with the SEC on April 20, 2010 (the “Proxy Statement”).  As consideration for the additional duties Mr. Moyer will assume as interim President and Chief Executive Officer, in a letter agreement between Technitrol and Mr. Moyer dated July 31, 2010 (the “Letter Agreement”), Technitrol has agreed that Mr. Moyer will, or will be eligible to, receive the following:

(a) a salary supplement of $25,000 per month for so long as Mr. Moyer serves as interim President and Chief Executive Officer;

(b) a cash bonus determined by the Board (in lieu of any other bonus opportunity for 2010) with a target amount equal to 100% of the salary actually paid to Mr. Moyer for the remainder of 2010;

(c) a cash bonus for 2011 based on a new program yet to be adopted by the Board with a target amount for that portion of 2011 during which Mr. Moyer serves as interim President and Chief Executive Officer equal to 100% of the salary actually paid to Mr. Moyer for that period; and

(d) a stock award of 10,000 shares of restricted common stock, which will vest on the earlier of (i) the first anniversary of the grant date, or (ii) the Board’s termination of Mr. Moyer’s service as interim President and Chief Executive Officer other than for Cause (as defined in the Employment Agreement).

Mr. Moyer also agreed to the elimination of certain tax gross-up provisions from his Employment Agreement.  Except as reflected above, no other changes were made to Mr. Moyer’s Existing Compensation.

A copy of the Letter Agreement is attached hereto as Exhibit 10.27(1) and the foregoing description of the terms of the Letter Agreement is qualified in its entirety by reference to the full text of the Letter Agreement incorporated herein by reference.  The Employment Agreement attached to, and the description of such agreement included in, the 2008 Form 8-K as well as the description of the Existing Compensation included in the Proxy Statement are incorporated herein by reference.

The information required by Items 401(b), (d), (e) and Item 404(a) for Mr. Moyer has been included in the Proxy Statement and such information is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit 2.2	Sale and Purchase Agreement, dated July 30, 2010, among Technitrol, Inc., AMI Doduco Holding GmbH, Blitz F10-vier-eins GmbH and Tinicum Capital Partners II, L.P.

Exhibit 10.27(1)	Letter Agreement, dated July 31, 2010, by and between Technitrol, Inc. and Drew A. Moyer.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technitrol, Inc.

Date: August 2, 2010	By:	/s/ Drew A. Moyer
Drew A. Moyer
Interim Chief Executive Officer
Chief Financial Officer